Exhibit 99.1

        Superior Financial Corp. Announces Approval of Merger

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 7, 2003--Superior Financial Corp. (NASDAQ:SUFI), holding company for Superior Bank, announced that at a special meeting of shareholders held today, the shareholders overwhelmingly approved the merger of Superior Financial and Arvest Holdings, Inc. In the merger, Superior Financial, with total assets of $1.8 billion at June 30, 2003, will become a wholly owned subsidiary of Arvest Holdings, Inc., which had total assets of approximately $5.1 billion at June 30, 2003. Shareholders of Superior Financial will receive $23.75 for each share of common stock upon completion of the transaction.
    Consummation of the merger is subject to regulatory approval. The parties expect the closing of the merger to follow soon after regulatory approval is received.
    As of June 16, 2003, the record date for the special meeting, Superior Financial had 8,282,501 outstanding shares of common stock. The merger was approved by 71.6% of the outstanding shares.
    Following the closing, it is anticipated that the operations of Superior Bank, Superior Financial's subsidiary financial institution, will be consolidated into those of Arvest Bank, the banking subsidiary of Arvest Holdings. Superior Bank currently operates 68 branches and loan production offices in Arkansas, Oklahoma and Alabama. At June 30, 2003, it had total deposits of $1.3 billion. Arvest Bank, with total deposits of $4.6 billion at June 30, 2003, currently operates with 133 branches throughout Arkansas, Oklahoma and Southern Missouri.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

    This release contains forward-looking statements within the meaning of the federal securities laws. The forward looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements. Factors that may cause results or outcomes to differ materially from those contemplated by such forward looking statements include, among other things, the following possibilities:
(i) changes in the financial condition of the parties, changes in the economy generally, or in changes in the financial services industry that could adversely affect the willingness or ability of the parties to consummate the proposed transactions; (ii) changes in the regulatory environment that could impede or prevent the consummation of the proposed transactions; (iii) adverse developments in pending litigation; and (iv) other events beyond the control of the parties that prevent the consummation of the proposed transactions. When used in this release, the words "anticipate", "expect", "believe", "may", "might", "will" and similar expressions are intended to identify forward looking statements.

    CONTACT: Superior Financial Corp.
             Robert A. Kuehl, 501/324-7255
             www.superiorfinancialcorp.com